EXHIBIT 99

15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports Fourth Quarter and Year End Results for 2005
MIDDLEFIELD, OHIO, January 17, 2006 ♦♦♦♦ Middlefield Banc Corp. (Pink Sheets: MBCN) today fourth quarter 2005 net income of $1,094,000, or $0.83 per diluted share. The fourth quarter 2005 earnings represent a 27.5% increase over the $858,000, or $0.66 per diluted share, that the company recorded for the quarter ended December 31, 2004.
For the twelve months ended December 31, 2005, Middlefield Banc Corp. recorded net income of $3,701,000, or $2.85 per diluted share. This represents an increase of 13.1% over the $3,273,000, or $2.39 per diluted share earned for the twelve-month period ended December 31, 2004.
The company’s total assets ended the fourth quarter of 2005 at $311.2 million, an increase of 6.87% over the $291.2 million in total assets recorded at December 31, 2004. Net loans at December 31, 2005, were $231.2 million, up $18.2 million, or 8.54%, over the $213.0 million in net loans at December 31, 2004. Total deposits at December 31, 2005, were $249.5 million, or 3.99% greater than the deposit level of $239.9 million recorded at December 31, 2004.
Returns on average equity (“ROE”) and average assets (“ROA”) for the full year of 2005 were 14.44% and 1.23%, respectively, compared to 13.36% and 1.17% for 2004. The respective ROE and ROA for the fourth quarter of 2005 were 16.24% and 1.42%. The comparable results for the prior-year quarter were 13.91% and 1.18%.
In reviewing his company’s performance, Middlefield Banc Corp. President and CEO Thomas G. Caldwell, noted, “In a general sense, we are pleased with our results for the quarter and for the year. We were able to achieve a level of earnings in excess of our plan, but were somewhat disappointed by the balance sheet growth results.”

Caldwell continued, “As we had reported earlier in the year, our balance sheet growth was slowed by highly competitive pricing for both loans and deposits. Our efforts have been concentrated on rational pricing decisions designed to not sacrifice the net interest margin and credit quality merely for the sake of growth. While we did not achieve the growth that we had planned, our people are to be complimented for adapting to the situation and overcoming the challenges presented in 2005.”
Highlights for the fourth quarter and year-to-date periods of 2005 include:
•	Net interest income for the fourth quarter of 2005 was $2.75 million, an increase of 7.7% over the $2.55 million reported for the comparable period of 2004. The net interest margin was 3.95% in the fourth quarter of 2005, slightly better than the 3.82% posted for the same quarter of 2004. For the year 2005, net interest income was $10.72 million, up 7.6% from the prior year, which reported net interest income of $9.96 million. The net interest margin was 3.92% for the full year of 2005, which was consistent with the 3.89% reported for 2004.
•	Non-interest income increased $140,000 for the three-month period and $340,000 for the twelve-month period ending December 31, 2005, over the equal reporting periods of 2004. This increase was primarily the result of higher service charge revenue associated with an increase in the number of deposit accounts as well as an increase in revenue from investment services. Offsetting the increase was a decline in earnings on bank-owned life insurance and check order fees. The fourth quarter of 2004 was also negatively impacted by a loss on securities as the company moved to reposition its balance sheet for long-term growth.
•	Non-interest expense for the fourth quarter of 2005 was consistent with that of the fourth quarter of 2004. For the year 2005, non-interest expense was $7.42 million, compared with $6.97 million for 2004. The majority of the increase was attributable to higher equipment depreciation, franchise taxes, maintenance contracts, and data processing fees. Although the timeline for compliance with the provisions of the Sarbanes-Oxley Act of 2002 has been extended, the company did experience higher costs in 2005 associated with efforts to ensure compliance.
•	Total deposit growth during 2005 was $9.6 million. The slower growth is directly the result of the competitive interest rate environment present within the company’s market area. The company also had a shift in the deposit composition as certificates of deposits and IRA accounts increased $19.3 million during the twelve months of 2005 and savings accounts decreased $11.2 million during the same period. Net loans at December 31, 2005, stood at $231.2 million, reflecting an increase of $18.2 million during 2005. Increases in commercial loans and home equity lines of credit were partially offset by an unusually high number of pay-offs on residential mortgage loans during the year.
•	Provision for loan losses was $107,000 for the third quarter and $302,000 for the year of 2005. While these levels were higher than those reported for 2004, they are in keeping with the company’s 2005 financial plan and are attributable to higher loan levels. At December 31, 2005, the allowance for loan losses as a percentage of total loans was 1.21%, which was comparable to the 1.22% reported at December 31, 2004.
•	Stockholders’ equity at December 31, 2005, was $27.3 million, or 8.77% of total assets. This represents an increase of 9.9% from the December 31, 2004 figure. Book value as of December 31, 2005 was $20.28. This was an increase of $1.92 over the December 31, 2004 book value.

•	During the fourth quarter of 2005, Middlefield Banc Corp. paid a five percent stock dividend, as well as a cash dividend of $0.235 per common share. 2005 represented the fourth consecutive year in which the company has paid a stock dividend.
“Although our level of nonperforming loans is not where we would like it to be, net charge-offs remained low for the quarter and for the year,” commented Donald L. Stacy, Chief Financial Officer and Treasurer of Middlefield Banc Corp. “In addition to one large commercial real estate loan, we have a few residential mortgage loans on which the borrowers have taken advantage of bankruptcy protection. However, we do not anticipate any significant losses on these credits.”
“In conformity with generally accepted accounting principles and regulatory guidelines, the company uses various formulas to determine the allowance for loan losses (ALLL), “ Stacy continued. “The methodology takes into consideration the rated quality of our loans, the composition of our loan portfolio, and our level of net charge-offs. Based upon our analysis of these factors, and allowing for management discretion, we believe that the ALLL/total loans ratio of 1.21% was sufficient at December 31, 2005.”
Middlefield Banc Corp. is a financial holding company headquartered in Middlefield, Ohio. Its subsidiary, The Middlefield Banking Company, operates six full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Garrettsville, Mantua, Middlefield, and Orwell, Ohio.
This announcement contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
December 31, 2005 and 2004 and September 30, 2005
 (unaudited, dollars in thousands)

	December 31,	December 31,	September 30,
Balance Sheet (period end)	2005	2004	2005

Assets

Cash and due from banks	$5,821	$5,927	$6,109
Available for sale securities	57,887	57,242	59,954
Held to maturity securities	221	221	221

Total cash and securities	63,929	63,390	66,284
Loans:	234,055	215,653	225,851
Less: reserve for loan losses	2,841	2,623	2,736

Net loans	231,214	213,030	223,115
Premises and equipment	6,624	6,617	6,590
Bank-owned life insurance	5,633	5,424	5,580
Accrued interest receivable and other assets	3,814	2,753	3,753

Total Assets	$311,214	$291,214	$305,322

	December 31,	December 31,	September 30,
	2005	2004	2005
Liabilities and Stockholders’ Equity

Non-interest bearing demand deposits	$39,782	$36,332	$38,673
Interest bearing demand deposits	9,363	8,818	8,834
Money market accounts	13,079	15,667	14,339
Savings deposits	64,097	75,280	66,245
Certificates of deposit	123,129	103,788	120,076

Total Deposits	249,450	239,885	248,167
Borrowed funds	33,289	25,555	29,439
Other liabilities	1,186	952	1,030

Total Liabilities	283,925	266,392	278,636

Common equity	30,936	27,820	29,989
Net Unrealized gain (loss) on securities	(677)	(28)	(333)
Treasury stock	(2,970)	(2,970)	(2,970)

Total Stockholders’ Equity	27,289	24,822	26,686

Total Liabilities and Stockholders’ Equity	$311,214	$291,214	$305,322

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MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
December 31, 2005 and 2004
 (unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Statement of Income
Interest Income	$4,561	$4,067	$17,379	$15,733
Interest Expense	1,815	1,517	6,655	5,769

Net interest income	2,746	2,550	10,724	9,964
Provision for loan losses	107	63	302	174

Net interest income after provision for loan losses	2,639	2,487	10,422	9,790

Non-interest income
Service charges on deposits	411	387	1,579	1,421
Other income	141	123	540	456
Net securities gains (losses)	—	(98)	—	(98)

Total non-interest income	552	412	2,119	1,779
Non-interest expense
Salaries and employee benefits	810	849	3,569	3,502
Net occupancy	121	124	496	502
Equipment	106	68	433	357
Other operating	646	658	2,927	2,605

Total non-interest expense	1,683	1,699	7,425	6,966

Income before income taxes	1,508	1,200	5,116	4,603
Provision for income taxes	414	342	1,415	1,330

Net income	$1,094	$858	$3,701	$3,273

Per common share data
Net income per common share — basic	$0.84	$0.66	$2.90	$2.41
Net income per common share — diluted	$0.83	$0.66	$2.85	$2.39
Dividends declared	$0.235	$0.210	$0.878	$0.790
Book value (period end)			$20.28	$18.36
Average shares outstanding — basic	1,299,316	1,294,890	1,278,269	1,358,218
Average shares outstanding — diluted	1,316,957	1,309,041	1,297,472	1,370,539
Period ending shares outstanding			1,345,654	1,266,255

Selected ratios
Return on average assets	1.42%	1.18%	1.23%	1.17%
Return on average equity	16.24%	13.91%	14.44%	13.36%
Yield on earning assets	6.45%	6.01%	6.21%	6.07%
Cost of interest bearing liabilities	3.00%	2.65%	2.81%	2.61%
Net interest spread	3.45%	3.36%	3.39%	3.45%
Net interest margin	3.95%	3.82%	3.92%	3.89%
Efficiency	47.52%	54.47%	54.17%	57.83%
Equity to assets at period end			8.77%	8.52%

	December 31,	December 31,	September 30,
Asset quality data	2005	2004	2005
Allowance for loan losses	$2,841	$2,623	$2,736
Allowance for loan losses/total loans	1.21%	1.22%	1.21%
Net charge-offs:
Quarter-to-date	$2	$66	$16
Year-to-date	84	72	82
Net charge-offs to average loans	0.04%	0.04%	0.07%
Non-performing loans/total loans	0.73%	0.68%	0.70%
Allowance for loan losses/non-performing loans	165.85%	177.95%	174.27%

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